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Pricing Supplement dated July 15, 1999                            Rule 424(b)(3)
(To Prospectus dated February 3, 1999 and                     File No. 333-67511
Prospectus Supplement dated February 3, 1999)

                       NEW PLAN EXCEL REALTY TRUST, INC.
                         Medium-Term Notes - Fixed Rate

                              CUSIP No. 64805E AB8
================================================================================
Principal Amount: $25,000,000               Interest Rate: 7.50%

Agents' Discount or Commission: $250,000   Original Issue Date: July 30, 1999

Net Proceeds to Issuer: $23,850,000         Stated Maturity Date: July 30, 2029

  Interest Payment Dates: January 30 and July 30 (beginning January 30, 2000)
================================================================================

Day Count Convention:
[X] 30/360
[ ] Actual/360
[ ] Actual/Actual

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:
    Annual Redemption Percentage Reduction: ___% until Redemption Percentage is
      100% of the principal amount

Repayment:
[X] The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
    Optional Repayment Date(s):
    Repayment Price: ___%

Currency: U.S. Dollars
    Specified Currency (if other than U.S. Dollars):
    Denominations (if other than $1,000 and integral multiples thereof):
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount: [ ] Yes    [X] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [X] Book-Entry    [ ] Certificated

Name of Agent:  Lehman Brothers Inc.

    Agent acting as: [X] agent  [ ] principal
    If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed initial public offering price of ___% of principal amount.
    If as agent:
       The Notes are being offered at a fixed initial public offering price of 96.4% of principal amount.

Other Provisions: